EXHIBIT 99.1

U.S. AUTO PARTS NETWORK, INC. REPORTS THIRD QUARTER 2007 RESULTS

•	Net Sales of $37.8 million for Q3
•	Diluted Earnings of $0.03 per share for Q3
•	Adjusted EBITDA of $4.1 million for Q3

CARSON, California, November 8, 2007 ― U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), a leading online provider of aftermarket auto parts and accessories, today reported its financial results for the third quarter ended September 30, 2007.

Net sales for the third quarter ended September 30, 2007 were $37.8 million, a decrease of 1.3% from $38.3 million in the prior year period.  Net sales for the second quarter of 2007 were $42.1 million.  Net income for the third quarter of 2007 was $0.9 million, or $0.03 per diluted share, compared to net income of $0.2 million, or $0.01 per diluted share for the prior year period.  Net income for the second quarter of 2007 was $0.8 million, or $0.03 per diluted share.  Diluted EPS for the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006, includes amortization expense related to intangibles of $2.1 million or $0.07 per diluted share, $2.1 million or $0.07 per diluted share and $2.1 million or $0.10 per diluted share, respectively.

Adjusted EBITDA for the third quarter of 2007 was $4.1 million, representing 10.8% of net sales, which excludes share-based compensation expense related to option grants of $0.5 million, compared to Adjusted EBITDA of $3.9 million in the prior year period, which excludes share-based compensation expense of $0.3 million.  Adjusted EBITDA for the second quarter of 2007 was $3.8 million which excludes share-based compensation expense of $0.6 million.  For further information regarding Adjusted EBITDA, including a reconciliation of Adjusted EBITDA to net income, see Non-GAAP Financial Measures below.

“I am excited to join the U.S. Auto Parts team at this pivotal moment,” said Shane Evangelist, Chief Executive Officer.  “During the third quarter, U.S. Auto Parts demonstrated the ability to drive profitability.  Couple that with an addressable market of over $90 billion, less than 3% online penetration and a very long tail product set, and we believe U.S. Auto Parts is well positioned to grow in a profitable manner.”

Michael McClane, Chief Financial Officer, added, “The higher profitability achieved in the third quarter reflects the benefits of several initiatives implemented in the first nine months of the year including pricing strategy optimization, increasing efficiency on paid search and  a new distribution capability in Tennessee.   As we look to accelerate growth in 2008, we expect the accomplishments delivered during 2007 will provide a strong foundation of support.  The recently launched unified catalog is one example of that foundation which is intended to drive revenue through SKU additions while improving our conversion rate through site search, guided navigation and merchandising capabilities.”

Q3 2007 Operating Metrics

·
Conversion rate - The conversion rate in the third quarter of 2007 was 1.1% compared to 1.2% during the corresponding period of 2006 and 1.2% in the second quarter of 2007.  The decrease in conversion rate from the second quarter of 2007 was primarily due to the initial roll-out of significant website navigation changes related to the implementation of the Unified Catalog which caused some temporary SKU loss from the product offering during the roll-out phase which was completed in early October 2007.

·
Customer acquisition cost - The customer acquisition cost in the third quarter of 2007 was $6 per customer, compared to $12 during the corresponding period of 2006 and $6 in the second quarter of 2007.

·
Unique visitors - The number of monthly unique visitors in the third quarter of 2007 rose to 23 million, an increase of 4% compared to the third quarter of 2006.  The number of monthly unique visitors increased from 22 million in the second quarter of 2007 as a result of search engine optimization efforts.

·
Orders - The number of orders placed through our e-commerce websites was approximately 243,000 orders in the third quarter of 2007 compared to 269,000 in the corresponding period of 2006 and 257,000 orders in the second quarter of 2007.  The decrease in orders from the second quarter of 2007 was primarily due to the decrease in conversion rate.

·
Average order value - The average order value of purchases on our websites was $120 during the third quarter of 2007, up from $111 during the corresponding period of 2006 but down from $125 in the second quarter of 2007.  The reduction in average order value from the second quarter of 2007 was primarily the result of promotion of higher margin products and pricing changes in certain categories.

Q3 2007 Financial Highlights

·	Cash, cash equivalents and short term investments was $42.2 million at September 30, 2007.

·
Gross profit was $13.7 million or 36% of net sales for the third quarter of 2007 compared to $12.4 million or 32% of net sales for the third quarter of 2006.  Gross profit was $13.8 million or 33% of net sales for the second quarter of 2007. The year-over-year increase in gross margin was due primarily to strategic pricing improvements implemented in the first half of 2007, the elimination of lower margin sales, and lower costs from our drop ship vendors and shipping vendors.

·
Marketing spend was $2.4 million or 6% of net sales for the third quarter of 2007 compared to $3.2 million or 8% of net sales for the prior year period and $2.2 million or 5% of net sales for the second quarter of 2007.  The year-over-year reduction in marketing spend as a percentage of net sales was driven by efficiency improvements in our paid search campaigns in addition to lower overall spend levels.

·
General and administrative expense was $3.2 million or 8% of net sales for the third quarter of 2007 compared to $2.8 million or 7% of net sales in the prior year and $3.7 million or 9% of net sales for the second quarter of 2007.  As a percentage of net sales, general and administrative expense increased over the same period in the previous year primarily due to an increase of $0.3 million in professional fees, an increase of $0.1 million in insurance premiums, and an increase of $0.2 million in stock based compensation expense, partially offset by a reduction of $0.2 million in software amortization.

·
Operating expenses as a percentage of net sales were 33% in the third quarter of 2007 compared to 30% in the prior year period and 31% in the second quarter of 2007.  Operating expenses for the quarters ended September 30, 2007, June 30, 2007 and September 30, 2006 include amortization expense related to intangibles of $2.1 million in each quarter.

·	Capital expenditures for the third quarter of 2007 totaled $1.4 million, including $0.6 million of internally developed software and website development costs.

Outlook for 2007

The Company is updating its guidance for the fiscal year ending December 31, 2007 as follows:

·	Net sales are expected to be in the range of $162 million to $166 million, compared to previous guidance of $170 million to $185 million.

·
Operating expenses (including depreciation and amortization of software and intangibles) as a percentage of net sales are expected to be in the range of 32% to 33% compared to previous guidance of 30% to 33%.

·	Diluted net income per share is expected to be in the range of $0.07 to $0.08, compared to previous guidance of $0.05 to $0.17, assuming approximately 29.1 million shares outstanding.

-	This includes the estimated impact of share-based compensation expense of $0.08 per diluted share.

-	This includes the estimated impact of depreciation and amortization of software and intangibles of approximately $0.33 per diluted share.

·
Adjusted EBITDA is expected to be in the range of $14 million to $15 million, which is within the range of previous guidance of $14 million to $18 million and includes approximately $1.2 million of expenses related to defense costs in securities litigation and new CEO recruitment and compensation not included in previous guidance.

Preliminary Outlook for 2008

The Company is providing preliminary guidance for the fiscal year ending December 31, 2008 as follows:

·	Net sales are expected to be in the range of $190 million to $200 million.

·	Diluted net income per share is expected to be in the range of $0.09 to $0.15 assuming approximately 30.6 million diluted shares outstanding.

-	This includes the estimated impact of share-based compensation expense of $0.12 per diluted share.

-	This includes the estimated impact of depreciation and amortization of software and intangibles of approximately $0.37 per diluted share.

·	Adjusted EBITDA is expected to be in the range of $17 million to $22 million.

Non-GAAP Financial Measures

Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. We provide "Adjusted EBITDA,” which is a non-GAAP financial measure. Adjusted EBITDA consists of net income before (a) interest expense, net; (b) income tax provision; (c) amortization of intangibles; (d) depreciation and amortization; and (e) share-based compensation expense related to stock option grants and other equity instruments.

The Company believes this non-GAAP financial measure provides important supplemental information to management and investors. This non-GAAP financial measure reflects an additional way of viewing aspects of the Company's operations that, when viewed with the GAAP results and the accompanying reconciliation to corresponding GAAP financial measures, provides a more complete understanding of factors and trends affecting the Company's business and results of operations.

Management uses Adjusted EBITDA as a measurement of the Company's operating performance because it assists in comparisons of the Company's operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, this non-GAAP measure is also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating the Company's capacity to fund capital expenditures and expand its business. The Company also believes that analysts and investors use Adjusted EBITDA as a supplemental measure to evaluate the overall operating performance of companies in our industry.

This non-GAAP financial measure is used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. Management strongly encourages investors to review the Company's consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from the Company's non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

The table below reconciles net income to Adjusted EBITDA for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(in thousands)
Net income	$894	$187	$1,901	$3,518
Interest (income) expense, net	(389)	593	(654)	950
Income tax provision	633	211	1,309	527
Amortization of intangibles	2,097	2,086	6,251	3,037
Depreciation and amortization	328	460	870	1,541
EBITDA	3,563	3,537	9,677	9,573
Share-based compensation	532	314	1,562	507
Adjusted EBITDA	$4,095	$3,851	$11,239	$10,080

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the results today, Thursday, November 8, 2007, at 2:00 pm Pacific Time (5:00 pm Eastern Time).  The conference call will be conducted by Shane Evangelist, Chief Executive Officer, Michael McClane, Chief Financial Officer, and Howard Tong, Chief Operating Officer and will be broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.usautoparts.net where the call will be archived for two weeks.  To view the press release or the financial or other statistical information required by SEC Regulation G, please visit the Investor Relations section of the U.S. Auto Parts website at investor.usautoparts.net.

About U.S. Auto Parts Network, Inc.

Established in 1995, U.S. Auto Parts is a leading online provider of aftermarket auto parts, including body parts, engine parts, performance parts and accessories. Through the Company's network of websites, U.S. Auto Parts provides individual consumers with a broad selection of competitively priced products that are mapped by a proprietary product database to product applications based on vehicle makes, models and years. U.S. Auto Parts' flagship websites are located at http://www.partstrain.com and http://www.autopartswarehouse.com and the Company's corporate website is located at http://www.usautoparts.net.

U.S. Auto Parts is headquartered in Carson, California.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are based on management's current expectations, estimates and projections about the Company's business and its industry, as well as certain assumptions made by the Company. Words such as ''anticipates,'' ''expects,'' ''intends,'' ''plans,'' ''believes,'' ''seeks,'' "estimates," "may,'' ''will'' and variations of these words or similar expressions are intended to identify forward-looking statements.  These statements include, but are not limited to, the Company's expectations regarding its future operating results, financial condition, and potential growth. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, the demand for the Company's products; the Company's ability to expand and price its product offerings and control costs and expenses; the mix of products sold by the Company; the competitive and volatile environment in the Company's industry; the ability to achieve broader market acceptance for Internet auto parts sales; the effect and timing of technological changes and the Company's ability to integrate such changes and maintain, update and expand its infrastructure; the transition of certain call center operations in-house and the Company's ability to expand and maintain such operations; the Company's ability to retain, recruit and hire key executives, technical personnel and other employees in the positions and numbers, with the experience and capabilities, and at the compensation levels needed to implement the Company's business plans both domestically and internationally; the Company's cash needs; changes in general economic or market conditions; the Company’s ability to comply with Section 404 of the Sarbanes-Oxley Act, and, maintain an adequate system of internal controls, any remediation costs and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at www.usautoparts.net and the SEC's website at www.sec.gov.  You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement.  Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

US Auto Parts®, Auto Parts Train™, PartsTrain™, Partsbin™, Kool-Vue™ and Auto-Vend™ are among the trademarks of U.S. Auto Parts.  All other trademarks and trade names mentioned are the property of their respective owners.

U.S. AUTO PARTS NETWORK, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 30, 2007	December 31, 2006
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$17,186	$2,381
Short-term investments	25,000	—
Accounts receivable, net	2,486	2,789
Inventory, net	11,943	8,796
Deferred income taxes	934	934
Other current assets	1,898	1,149
Total current assets	59,447	16,049

Property and equipment, net	5,643	2,716
Intangible assets, net	28,429	33,362
Goodwill	14,201	14,179
Deferred income taxes	1,703	1,703
Other non-current assets	183	1,901
Total assets	$109,606	$69,910

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$8,311	$9,091
Accrued expenses	2,250	2,912
Line of credit	—	2,000
Notes payable	1,000	10,805
Capital leases payable, current portion	66	62
Other current liabilities	1,753	2,392
Total current liabilities	13,380	27,262
Notes payable, less current portion, net	—	21,922
Capital leases payable, less current portion	59	114
Total liabilities	13,439	49,298

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.001 par value; 10,000,000 and 11,100,000 shares authorized at September 30, 2007 and December 31, 2006, respectively; none and 11,055,425 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	—	11
Common stock, $0.001 par value; 100,000,000 and 50,000,000 shares authorized at September 30, 2007 and December 31, 2006, respectively; 29,846,757and 15,199,672 shares issued and outstanding at September 30, 2007 and December 31, 2006, respectively	30	15
Additional paid-in capital	142,459	68,906
Accumulated other comprehensive income	102	5
Accumulated deficit	(46,424)	(48,325)
Total stockholders’ equity	96,167	20,612
Total liabilities and stockholders’ equity	$109,606	$69,910

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net sales	$37,787	$38,324	$123,642	$83,295
Cost of sales	24,096	25,903	82,497	53,779
Gross profit	13,691	12,421	41,145	29,516

Operating expenses:
General and administrative	3,184	2,758	9,715	7,013
Marketing	4,917	4,979	15,738	10,134
Fulfillment	1,920	1,224	5,499	3,589
Technology	438	381	1,394	898
Amortization of intangibles	2,097	2,086	6,251	3,037
Total operating expenses	12,556	11,428	38,597	24,671

Income from operations	1,135	993	2,548	4,845

Other income (expense):
Loss from disposition of assets	—	—	—	(5)
Other income (expense)	3	(2)	8	155
Interest income (expense), net	389	(593)	654	(950)
Total other income (expense)	392	(595)	662	(800)
Income before income taxes	1,527	398	3,210	4,045
Income tax provision	633	211	1,309	527
Net income	$894	$187	$1,901	$3,518

Basic net income per share	$0.03	$0.01	$0.07	$0.25
Diluted net income per share	$0.03	$0.01	$0.07	$0.18
Shares used in computation of basic net income per share	29,837,538	15,199,681	27,744,016	14,180,869
Shares used in computation of diluted net income per share	30,009,891	21,876,868	28,749,521	19,362,189

U.S. AUTO PARTS NETWORK, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended September 30,
	2007	2006
Operating activities
Net income	$1,901	$3,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	870	1,541
Amortization of intangibles	6,251	3,037
Non-cash interest expense	273	40
Loss from disposition of assets	—	5
Share-based compensation and other	1,562	607
Deferred income taxes	—	(1,090)
Changes in operating assets and liabilities:
Accounts receivable, net	302	(903)
Inventory, net	(3,147)	1,676
Other current assets	(748)	(1,732)
Other non-current assets	1,719	(79)
Accounts payable and accrued expenses	(1,442)	1,135
Other current liabilities	(639)	(82)
Net cash provided by operating activities	6,902	7,673

Investing activities
Purchase of marketable securities	(25,000)	—
Additions to property, equipment and intangibles	(3,466)	(1,236)
Acquisition of assembled workforce	(1,286)	—
Acquisition of business, net of cash acquired	(22)	(24,453)
Net cash used in investing activities	(29,774)	(25,689)

Financing activities
Payments on line of credit	(2,000)	—
Proceeds from notes payable, net of discount	—	31,705
Payments on notes payable	(32,000)	(2,111)
Proceeds from initial public offering, net of offering costs	71,537	—
Proceeds received on issuance of Series A convertible preferred stock, net of offering costs	—	42,246
Payments of short-term financing	(51)	(346)
Proceeds from sale of common stocks	—	150
Proceeds from exercise of stock option	94	—
Stockholder distributions	—	(1,700)
Recapitalization distribution	—	(50,000)
Net cash provided by financing activities	37,580	19,944

Effect of changes in foreign currencies	97	6
Net increase in cash and cash equivalents	14,805	1,934
Cash and cash equivalents at beginning of period	2,381	1,353
Cash and cash equivalents at end of period	$17,186	$3,287

Investor Contacts:

Michael McClane, Chief Financial Officer
U.S. Auto Parts Network, Inc.
michael@usautoparts.com
(310) 735-0085

Anne Rakunas / Laura Foster
ICR, Inc.
(310) 954-1100
anne.rakunas@icrinc.com
laura.foster@icrinc.com

Media Contacts:
Stephanie Sampiere / Matt Lindberg
ICR, Inc.
(203) 682-8200
stephanie.sampiere@icrinc.com
matthew.lindberg@icrinc.com